 EXHIBIT 99.1

April 10, 2006
FOR IMMEDIATE RELEASE

Washington Mutual Names James B. Corcoran Retail Bank President

SEATTLE – Washington Mutual, Inc. (NYSE: WM) announced today that James B. Corcoran has been named president of its Retail Bank franchise.  He joins Washington Mutual in Seattle in May, 2006 from Halifax Bank of Scotland (HBoS), where he was the Managing Director of Retail Distribution.

At Washington Mutual (WaMu), Corcoran will oversee all facets of the company's retail banking franchise, including its network of more than 2,100 retail banking stores and more than 30,000 employees, small business banking, consumer lending and all retail products and banking operations.   He will report to company President and Chief Operating Officer Steve Rotella and will be a member of the company's Executive Committee.

"James is an outstanding addition to Washington Mutual," said Rotella.  "He has a proven track record of driving significant organic customer growth along with bottom line results.  His strong combination of sales and marketing expertise and exceptional operating skills will accelerate the momentum of our retail banking franchise in rapidly growing households, improving productivity and cross-selling.  James is also an energetic catalyst for innovation and creativity. We're excited to add his considerable skills and talents to WaMu's executive team."

Corcoran joined HBoS in 2000.  He was responsible for its branch retail system and all non-branch distribution channels, including customer call centers, E-commerce, and real estate brokerage and financial planning operations.  At HBoS, Corcoran oversaw a retail banking team of 32,000 employees and grew the company's card business from one to four million customers in three years.  The HBoS Group has 22 million customers and a relationship with 2 out of every 5 households in the UK. In the company's banking unit, more people in the UK switch their current account to HBoS than any other bank (21%).

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"I'm really excited to be joining WaMu and look forward to helping drive further expansion and growth," said Corcoran.  "Our continued success will be built upon delivering superior value and convenience to our customers."

Prior to joining HBoS, Corcoran was the president of the UK Card Business at Bank One/First USA and was Managing Director of Global Sales at Citigroup, New York, where he was responsible for developing the bank's worldwide retail banking distribution network.  He also served as head of Marketing for IBM's Consumer Business in New York.  Corcoran began his career at American Express.  He started as a sales executive and over his 15 years there rose through the ranks, including senior assignments in New York and Australia, to become senior vice president of Card Marketing for the company's European operations.

About the Retail Bank

Washington Mutual is a leading bank for consumers and small businesses.  Taking its focus on serving middle market consumers even further, WaMu recently introduced a free checking product that combines an unprecedented bundle of features that adds up to convenience and value never before seen in any checking account.

The new WaMu Free Checking(TM) account offers all the features of WaMu's original Free Checking account plus: free ATM cash withdrawals, a free overdraft or insufficient funds fee waiver each year, free checks for life, cash back for debit card use, free outbound wires, free low-balance alerts with online banking, Free ID Theft Services -- and much more.

WaMu expects to significantly accelerate its checking account growth with the new WaMu Free Checking(TM) account. "People looking for simplicity, convenience and value in their banking relationship will find it here," Rotella said. "Making it easier for consumers and providing a great experience -- that's the WaMu way."

About Washington Mutual

At December 31, 2005, Washington Mutual and its subsidiaries had assets of $343.12 billion. Washington Mutual currently operates more than 2,600 retail banking, mortgage lending,

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commercial banking and financial services offices throughout the nation. Washington Mutual's press releases are available at http://newsroom.wamu.com.

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Media Contact:	Libby Hutchinson	Investor Contact:	Alan Magleby

206-461-2484

212-326-6019

	libby.hutchinson@wamu.net		alan.magleby@wamu.net

Forward Looking Statement

This press release and our Form 10-K for 2005 and other documents that we filed with the Securities and Exchange Commission contain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. There are a number of factors, many of which are beyond our control that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements